NETSOL Technologies Announces Stock Repurchase Program

CALABASAS, Calif., July 18, 2017 — NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, announced that its Board of Directors has approved a stock repurchase program that authorizes repurchases of up to 500,000 to one million shares of its common stock over the next five months.

“Reflecting our continued efforts to drive shareholder value, this new stock repurchase program gives us an added layer of flexibility to deploy capital in the most meaningful and productive ways possible,” said NETSOL Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “At NETSOL, we’ve developed a profitable and cash-flow-generating growth engine that has enabled us to service a truly global and expanding customer base while becoming a vital component for nearly any asset financing and leasing operation. Our goal is to not only foster this continued growth for the long-term, but also to reward investors along the way through proactive actions such as this stock repurchase program.”

Under the stock repurchase program, the Company may repurchase its common stock in the open market from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance including cash generated from operations.

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and financing industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1,500 professionals placed in eight strategically located support and delivery centers throughout the world. For more information, please visit www.netsoltech.com.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development and implementation of the Company’s products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Investor Relations Contact:

Matt Glover and Najim Mostamand

Liolios Group, Inc.

949-574-3860

investors@netsoltech.com